For Information: Robin Brown Executive Vice President (803) 951-0507 rbrown@firstcommunitysc.com

First Community Bank Names J. Ted Nissen President

COLUMBIA, S.C., February 18, 2021 – The First Community Bank Board of Directors announced today that Ted Nissen, Chief Banking Officer and Executive Vice President, has been named President, a newly established role. He will work side by side with the Executive Leadership Team and First Community Bank CEO Mike Crapps in setting the strategic direction for the bank.

Mr. Nissen is a founding member of First Community Bank’s Executive Leadership Team with more than 25 years of service. He has led the commercial and retail banking teams through several market expansions into the Augusta area and the Upstate and most recently through the complexities associated with the Paycheck Protection Program. Mr. Nissen’s leadership has resulted in the bank now reaching $1.4 billion in total assets with a high quality balance sheet.

“Ted is the heart and soul of First Community Bank,” said Crapps. “He carries our cultural flag in every way and is committed to our clients’ success be it a new business venture, expansion or simply helping navigate these challenging times.”

As the largest community bank in the Midlands and third largest bank headquartered in South Carolina, First Community Bank continues to build for the future. This new position of President follows the recently added role of Chief Mortgage Banking officer filled by Narin Seera.

Nissen is an active leader in the community, serving as the incoming chair of the board of directors for the Lexington Medical Center Foundation and as chairman-elect of Engenuity SC. He currently serves as a board member of the South Carolina Bankers Association and on the loan committee of the Business Development Corporation. He is a past board member of the Columbia Chamber of Commerce,the Boys and Girls Club of the Midlands, Harvest Hope Food Bank and Midlands Technical College Foundation. Nissen is a graduate of Leadership Columbia.

“So much of what sets Ted apart as a leader is his ability to build and nurture partnerships within the bank and in the community,” said James Thomas Johnson, chairman of the First Community Board of Directors. “We are pleased to recognize Ted’s commitment to our bank and know he will continue to impact our organization in his new role.”

First Community Bank, founded in 1995 and headquartered in Lexington, South Carolina, is a wholly owned subsidiary of First Community Corporation (NASDAQ: FCCO). First Community is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending, and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken and Greenville, South Carolina, markets, as well as Augusta, Georgia. For more information on First Community Bank, visit www.firstcommunitysc.com.

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